Exhibit 10.33

Restricted Share Unit Award Agreement Between the Company and Leonard I. Fluxman

AGREEMENT

This Agreement (this "Agreement") is made September 21, 2009, by and between Steiner Leisure Limited, a Bahamas international business company (the "Company") and Leonard I. Fluxman (the "Recipient").

WITNESSETH:

WHEREAS, in September 1999, the Company's indirect, wholly owned subsidiary, Steiner Education Group, Inc. ("SEG"), adopted the Steiner Education Group, Inc. 1999 Stock Option Plan (the "SEG Plan");

WHEREAS, under the SEG Plan, awards of options to purchase certain specified amounts of shares of SEG were made to certain officers of the Company and its subsidiaries, including the Recipient;

WHEREAS, the Company and the Recipient have determined that it is in their respective best interests to effectuate the transaction described in this Agreement (the "Transaction");

WHEREAS, the number of the Company's common shares (the "Shares") to be issued upon the vesting of the Restricted Share Units (as defined below) issued hereunder was determined based on a valuation of SEG as of July 31, 2009 prepared by an independent valuation firm; and

WHEREAS, the Audit Committee of the Board of Directors (the "Board") of the Company, which is responsible for the approval of related party transactions involving the Company, and the Compensation Committee of the Board, which is responsible for approving awards under the SLL Plan (as defined below) and the compensation of executive officers of the Company, including the Recipient (and the Transaction may be deemed to be compensation to the Recipient), after receiving the advice of counsel, has approved the Transaction.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and for other valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

  Transaction

  Effective on the date hereof, in consideration of the surrender by the Recipient on July 29, 2009 of (a) any and all rights that the Recipient had or may have had in those options to purchase 6,000 shares of SEG issued to the Recipient under the SEG Plan, which constitute all of the options issued to the Recipient under the SEG Plan and (b) any and all other rights that such Recipient had or may have had under the SEG Plan, the Company hereby issues to the Recipient 26,876 restricted share units under the Company's 2009 Incentive Plan (the "SLL Plan"), each of which entitles the Recipient to receive a Share upon vesting, as described in, and subject to the terms of, this Agreement (the "Restricted Share Units").

  Period of Restriction and Vesting of the Restricted Share Units.

      Period of Restriction. All restrictions imposed by this Agreement and the SLL Plan shall apply to the Restricted Share Units until such Restricted Share Units are vested and become Shares (as provided in Section 2(b) hereof) (the period during which such restrictions apply is referred to herein as the "Period of Restriction"). Restricted Share Units with respect to the period after the Period of Restriction has ended are referred to herein as "Vested Shares."

      Vesting. Subject to Section 3 hereof, the Restricted Share Units shall vest and become Vested Shares on July 29, 2010.

  Accelerated Vesting.

Notwithstanding the foregoing, the restrictions applicable to the Restricted Share Units shall lapse and the Restricted Share Units shall vest and become Vested Shares upon the occurrence of any of the following events:

      death of the Recipient;

      a change in control of the Company, as defined in the SLL Plan;

      retirement of the Recipient in accordance with applicable policies of the Company or a subsidiary of the Company by which the Recipient is employed, as the case may be (a "Subsidiary"), and provided that such policies do not provide to the contrary;

      termination of employment of the Recipient by the Company or a Subsidiary without cause (only if the Recipient then has an employment agreement with the Company or a Subsidiary);

      the Recipient's termination of employment with the Company or a Subsidiary for "good reason" (only if the Recipient then has an employment agreement with the Company or a Subsidiary containing such a provision); and

      any other event specified as causing accelerated vesting in an applicable employment agreement, if any, between the Recipient and the Company or a Subsidiary.

  Transferability of Restricted Share Units.

  The Restricted Share Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until they have become Vested Shares.

  Termination of Service.

  Except as provided above, upon the termination of the employment of the Recipient by the Company or a Subsidiary, for any reason, all Restricted Share Units shall be forfeited immediately.

  Use of Broker.

  In order to assure compliance with any applicable tax withholding requirements, Vested Shares may only be sold through a securities broker selected by the Company, currently the Coral Gables office of Merrill Lynch.

  Certain Tax Actions.

  Depending on the jurisdiction where the Recipient pays taxes, there may (or may not) be certain actions that the Recipient can take in connection with this grant of Restricted Share Units that could, under certain circumstances, affect the amount of tax that the Recipient pays in connection with this grant of Restricted Share Units.  Accordingly, the Recipient should contact promptly the Recipient's tax advisor to determine whether there is any tax-related action the Recipient should take in connection with this grant of Restricted Share Units and as to any other tax aspects of this grant of Restricted Share Units.  The Recipient must notify the Company with respect to any tax-related elections or other actions made or taken by the Recipient within ten (10) business days after taking such action.  The Recipient hereby indemnifies and holds harmless the Company and its affiliates and the directors, officers, agents and representatives of the Company and its affiliates, respectively, for any tax, penalty or interest imposed on the Company or such other parties in connection with the grant or vesting of Restricted Share Units resulting from the Recipient's failure to provide notice to the Company in accordance with this Section 7.

  Shareholder Rights.

  The Recipient shall have no rights as a shareholder of the Company with respect to the Restricted Share Units until the expiration of the Period of Restriction. Among other things, during the Period of Restriction, the Recipient shall have no voting rights or rights to dividends or other distributions (if any) with respect to the Restricted Share Units. Upon the expiration of the Period of Restriction, the Recipient shall have all rights of a shareholder of the Company with respect to the Vested Shares.

  Adjustments Upon Changes in Capitalization, Etc.

  In the event of any change in the outstanding Shares of the Company by reason of any Share split, Share dividend, recapitalization, merger, consolidation, combination or exchange of Shares or other similar corporate change or in the event of any special distribution to the shareholders, the Committee shall make such equitable adjustments in the number of Restricted Share Units as the Committee determines are necessary and appropriate. Any such adjustment shall be conclusive and binding for all purposes of the SLL Plan.

  Tax Withholding.

  In order to enable the Company or a Subsidiary to meet any applicable withholding tax requirements arising as a result of the grant or vesting of the Restricted Share Units, unless the Company or a Subsidiary receives from the Recipient, no later than six (6) business days before the date that the Restricted Share Units vest (or, if withholding is required earlier than the vesting date due to a tax election by the Recipient or otherwise, within five (5) business days before the date required by such tax election or other event), or as otherwise may be indicated in a letter provided to the Recipient by the Company prior to the applicable vesting date, a check in an amount equal to the amount required to be withheld for tax purposes in connection with such vesting or other event, the Company shall withhold such amount of Restricted Share Units that otherwise would have vested or been delivered to the Recipient as necessary to pay the required tax withholding. The value of any Restricted Share Units to be withheld by the Company shall be the Fair Market Value on the date to be used to determine the amount of tax to be withheld.

  Restricted Share Units Subject to SLL Plan.

  The Restricted Share Units awarded pursuant to the SLL Plan are subject to all of the terms and conditions of the SLL Plan, the terms of which are hereby expressly incorporated and made a part hereof. Any conflict between this Agreement and the SLL Plan shall be controlled by, and settled in accordance with, the terms of the SLL Plan. The Recipient acknowledges that the Recipient has received, read and understood the provisions of the SLL Plan and agrees to be bound by its terms and conditions.

  Interpretation.

  Any dispute regarding the interpretation of this Agreement shall be submitted by the Recipient or by the Company forthwith to the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee shall be final and binding on the Company and on the Recipient.

  Not a Contract of Employment.

  This Agreement shall not be deemed to constitute an employment contract between the Company or a Subsidiary and the Recipient or to be a consideration or an inducement for the employment of the Recipient.

  Notices.

  Any notice required or permitted hereunder shall be given in writing and deemed delivered when (i) personally delivered, (ii) sent by facsimile transmission and a confirmation of the transmission is received by the sender, or (iii) three (3) days after being deposited for delivery with a recognized overnight courier, such as Federal Express or UPS, and addressed or sent, as the case may be, to the address or facsimile number set forth below or to such other address or facsimile number as such party may in writing designate.

  Further Instruments.

  The parties agree to execute such further instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

  Entire Agreement; Governing Law; Severability; Etc.

  The SLL Plan is incorporated herein by reference. This Agreement and the SLL Plan constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Recipient with respect to the subject matter hereof and thereof, and shall be interpreted in accordance with, and shall be governed by, the laws of The Bahamas, subject to any applicable United States federal or state securities laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, and both of which, together, shall constitute the same agreement.

  Advice of Counsel

The Recipient acknowledges that, during the negotiation of this Agreement, the Recipient has had the opportunity to retain counsel of the Recipient's choosing to provide advice to the Recipient in connection with the Recipient's decision to enter into this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

STEINER LEISURE LIMITED	RECIPIENT
By: /s/ Stephen Lazarus	/s/ Leonard I. Fluxman
Name: Stephen Lazarus Title: Executive Vice President and Chief Financial Officer	Name: Leonard I. Fluxman